Exhibit 99.1


               Cognex Corporation Announces First Quarter Results


     NATICK, Mass.--(BUSINESS WIRE)--April 24, 2006--Cognex Corporation (NASDAQ:
CGNX) today announced revenue for the first quarter ended April 2, 2006, of $59,040,000, and net income of $8,800,000, or $0.18 per diluted share. These most recent quarterly results are compared to the company's historical results for the first and fourth quarters of 2005 in the table below.



                                        Revenue       Net Income      Earnings
                                                                         per
                                                                       Diluted
                                                                        Share
------------------------------------------------------------------------------
        Quarterly Comparisons
------------------------------------------------------------------------------
Current quarter: Q1-06                $59,040,000     $8,800,000        $0.18
------------------------------------------------------------------------------
Prior year's quarter: Q1-05           $43,198,000     $5,294,000        $0.11
------------------------------------------------------------------------------
Change from Q1-05 to Q1-06                     37%            66%          62%
------------------------------------------------------------------------------
Prior quarter: Q4-05                  $60,818,000    $11,750,000        $0.24
------------------------------------------------------------------------------
Change from Q4-05 to Q1-06                     (3%)          (25%)        (25%)
------------------------------------------------------------------------------

     The company's reported results for 2006 include pre-tax stock-based compensation expense of $2,956,000, or $0.05 per share, which Cognex was required to include in its financial results beginning in the first quarter of 2006. To help readers compare its results on a consistent basis excluding stock-based compensation expense, the company's Statement of Operations is shown in Exhibit 1 (GAAP) and Exhibit 2 (Non-GAAP - Excluding Stock-Based Compensation Expense), and a reconciliation of the quarter ended April 2, 2006, is shown in
Exhibit 3 (GAAP to Non-GAAP).
     The reported results for 2006 also include DVT Corporation, which was acquired on May 9, 2005, and the amortization costs related to that acquisition ($1,143,000 in the first quarter of 2006).
     "Our results for the first quarter of 2006 were good, though not as good as I'd like them to be," said Dr. Robert J. Shillman, Cognex's Chairman and Chief Executive Officer. "We were highly profitable with net income equal to 15% of revenue (or 19% excluding stock-based compensation expense) and the year-on-year comparables showed significant increases at both the top and bottom lines. However, revenue declined on a sequential basis and it was below our expectations for the quarter. This was primarily due to lower revenue from the Surface Inspection market, which was anticipated, and slower than expected order trends in the automotive segment of our business."
     Dr Shillman continued, "This temporary situation does not change our view of the long-term potential for Cognex. In fact, we believe that Cognex stock is attractive and we repurchased nearly 879,000 shares in the first quarter at a cost of approximately $25 million. We intend to review opportunities for future repurchases as well."

     Details of the Quarter

     Statement of Operations Highlights - First Quarter of 2006

     -- Revenue for the first quarter of 2006 increased 37% over the first quarter of 2005 due to higher revenue from the Factory Automation market (including incremental revenue of approximately $5,400,000 from the DVT acquisition) and the Semiconductor and Electronics Capital Equipment market, which increased 60% from a cyclically low level a year ago. On a sequential basis, revenue decreased 3% due to lower revenue from the Surface Inspection market, which was anticipated, and from the automotive industry.

     -- Gross margin was 72% in the first quarter of 2006 compared to 68% in the first quarter of 2005 and 72% in the prior quarter. Cost of revenue for the first quarter of 2006, the first quarter of 2005, and the fourth quarter of 2005 includes a benefit of $252,000, $118,000, and $287,000, respectively, relating to the sale of inventory previously reserved. Excluding this benefit from all three periods, and excluding stock-based compensation expense of $355,000 from the first quarter of 2006, gross margin would have been 72% in the first quarter of 2006, 68% in the first quarter of 2005, and 71% in the prior quarter. Gross margin increased year-on-year due to higher sales of modular vision systems. The increase in gross margin on a sequential basis is due to product mix; a greater percentage of revenue came from the sale of modular vision systems in the first quarter than from surface inspection systems.

     -- Research, Development & Engineering (R, D & E) spending in the first quarter of 2006 increased 25% from the first quarter of 2005 and 14% from the prior quarter (or 13% and 3%, respectively, excluding $782,000 of stock-based compensation expense in the first quarter of
          2006). Spending increased year-on-year due to incremental costs associated with the employees added from the DVT acquisition. The increase on a sequential basis is due to higher employee-related costs, primarily new employees, and higher outside service costs related to new product initiatives.

     -- Selling, General & Administrative (S, G & A) spending in the first quarter of 2006 increased 36% from the first quarter of 2005 and 8% on a sequential basis (or 25% and 0%, respectively, excluding $1,819,000 of stock-based compensation expense in the first quarter of 2006). The increase year-on-year is primarily due to incremental DVT costs and the company's investment in sales and marketing.

     -- The company reported a foreign currency loss of $145,000 in the first quarter of 2006, a gain of $99,000 in the first quarter of 2005 and a loss of $286,000 in the prior quarter. The company recognizes foreign currency gains and losses on the revaluation and settlement of accounts receivable and payable balances that are reported in one currency and collected or paid in another.

     -- Investment and other income was $1,566,000 in the first quarter of 2006 compared to $1,470,000 in the first quarter of 2005 and $1,531,000 in the prior quarter. The increase in investment and other income, both year-on-year and sequentially, is due to higher yields.

     -- The effective tax rate was 27% in the first quarter of 2006, which is an increase from 26% in the first quarter of 2005 and in the prior quarter. The increase in the effective tax rate is due to the expectation that more of the company's profits will be earned and taxed in higher tax jurisdictions in 2006 than in 2005.

     Balance Sheet Highlights - April 2, 2006

     -- Cognex's financial position at April 2, 2006, was very strong, with over $303,000,000 in cash and investments, and no debt. Cash and investments decreased by nearly $9,000,000 from the end of 2005. In the first quarter of 2006, Cognex generated positive cash flow from operations of approximately $15,000,000, and paid out nearly $3,800,000 in dividends to shareholders and over $25,000,000 to repurchase approximately 879,000 shares of its common stock on the open market.

     -- Days sales outstanding (DSO) for the first quarter of 2006 was 63 days, and remains within the company's targeted range.

     -- Inventories at April 2, 2006, increased by approximately $3,200,000, or 17%, from the end of 2005, and inventory turns were equivalent to
          3.2 times per year. Inventory increased due to the shift of a portion of the company's manufacturing operations from Massachusetts to Ireland. The company also increased inventory to better support distributors.

     Business Trends and Financial Outlook

     -- For the first quarter of 2006, bookings increased over the prior quarter due to higher orders from the Semiconductor and Electronics Capital Equipment and the Surface Inspection markets. As a result, Cognex expects revenue for the second quarter of 2006 to increase to be between $62 million and $64 million. At that revenue level, gross margin is expected to be in the low-70% range, including estimated pre-tax stock-based compensation expense of $400,000. For the second quarter, operating expenses (R, D & E and S, G & A), including estimated pre-tax stock-based compensation expense of $2,800,000, are expected to increase by approximately 5% on a sequential basis. The effective tax rate is expected to be 27%. As a result of the above, earnings are expected to be between $0.20 and $0.22 per diluted share (or between $0.25 and $0.27 per diluted share excluding estimated stock-based compensation expenses of $3,200,000).

     Non-GAAP Financial Measures

     This press release and its attachments contain Non-GAAP financial measures which Cognex believes are helpful in allowing individuals to more accurately assess and compare its results over multiple periods. However, these Non-GAAP financial measures are not meant to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.

     Analyst Conference Call and Simultaneous Webcast

     Cognex will host a conference call to discuss its results for the first quarter of 2006, as well as its financial outlook, today at 5:00 p.m. eastern time. The telephone number for the live call is 800-770-5589 (or 973-935-2039 if outside the United States). A replay will begin tonight at approximately 7:00 p.m. eastern time and will run continuously for 72 hours. The telephone number for the replay is 877-519-4471 (or 973-341-3080 if outside the United States) and the access code is 7216381.
     Internet users can listen to a real-time audio broadcast of the conference call, as well as an archive replay of the call, on Cognex's website at http://www.cognex.com/investor/default.asp.

     About Cognex Corporation

     Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 300,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

     Forward-Looking Statement

     Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends and the company's financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for the company's products; (4) the inability to design and manufacture high-quality products; (5) the technological obsolescence of current products and the inability to develop new products; (6) the inability to protect the company's proprietary technology and intellectual property; (7) the challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2005. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.



                               COGNEX CORPORATION
                            Statements of Operations
                                   (Unaudited)
                     In thousands, except per share amounts

                                              Three Months Ended
                                            April 2, Dec. 31, April 3,
                                               2006     2005     2005
                                            --------------------------

Revenue                                     $59,040  $60,818  $43,198

Cost of revenue (1)                          16,710   17,289   13,790
                                            -------- -------- --------

Gross margin                                 42,330   43,529   29,408
     Percentage of revenue                       72%      72%      68%

Research, development, and engineering
 expenses (1)                                 7,917    6,916    6,315
     Percentage of revenue                       13%      11%      15%

Selling, general, and administrative
 expenses (1)                                23,779   21,979   17,508
     Percentage of revenue                       40%      36%      41%
                                            -------- -------- --------

Operating income                             10,634   14,634    5,585
     Percentage of revenue                       18%      24%      13%

Foreign currency gain (loss)                   (145)    (286)      99

Investment and other income                   1,566    1,531    1,470
                                            -------- -------- --------

Income before taxes                          12,055   15,879    7,154

Income tax provision                          3,255    4,129    1,860
                                            -------- -------- --------

Net income                                   $8,800  $11,750   $5,294
     Percentage of revenue                       15%      19%      12%
                                            ======== ======== ========

Net income per diluted common and common
     equivalent share (2)                     $0.18    $0.24    $0.11
                                            ======== ======== ========

Diluted weighted-average common and common
     equivalent shares outstanding           48,419   48,320   47,181
                                            ======== ======== ========

Cash dividends per common share               $0.08    $0.08    $0.08
                                            ======== ======== ========

(1) Amounts include stock-based compensation
        expense, as follows:
            Cost of revenue                    $355        -        -
            Research, development, and
             engineering                        782        -        -
            Selling, general, and
             administrative                   1,819        -        -
                                            -------- -------- --------
            Total stock-based compensation
             expense                         $2,956        -        -
                                            ======== ======== ========

(2) Net income per diluted common and
    common equivalent share excluding
    stock-based compensation expense          $0.23    $0.24    $0.11
                                            ======== ======== ========



                               COGNEX CORPORATION
                       Statements of Operations - Non-GAAP
                   Excluding Stock-Based Compensation Expense
                                   (Unaudited)
                     In thousands, except per share amounts

                                               Three Months Ended
                                            April 2, Dec. 31, April 3,
                                               2006     2005     2005
                                            --------------------------

Revenue                                     $59,040  $60,818  $43,198

Cost of revenue                              16,355   17,289   13,790
                                            -------- -------- --------

Gross margin                                 42,685   43,529   29,408
     Percentage of revenue                       72%      72%      68%

Research, development, and engineering
 expenses                                     7,135    6,916    6,315
     Percentage of revenue                       12%      11%      15%

Selling, general, and administrative
 expenses                                    21,960   21,979   17,508
     Percentage of revenue                       37%      36%      41%
                                            -------- -------- --------

Operating income                             13,590   14,634    5,585
     Percentage of revenue                       23%      24%      13%

Foreign currency gain (loss)                   (145)    (286)      99

Investment and other income                   1,566    1,531    1,470
                                            -------- -------- --------

Income before taxes                          15,011   15,879    7,154

Income tax provision                          4,053    4,129    1,860
                                            -------- -------- --------

Net income                                  $10,958  $11,750   $5,294
     Percentage of revenue                       19%      19%      12%
                                            ======== ======== ========

Net income per diluted common and common
     equivalent share                         $0.23    $0.24    $0.11
                                            ======== ======== ========

Diluted weighted-average common and common
     equivalent shares outstanding           48,419   48,320   47,181
                                            ======== ======== ========

Cash dividends per common share               $0.08    $0.08    $0.08
                                            ======== ======== ========


                               COGNEX CORPORATION
                     Statements of Operations Reconciliation
                                   (Unaudited)
                     In thousands, except per share amounts

                                                  Three Months Ended
                                                    April 2, 2006

                                                      Stock
                                                      Option
                                              GAAP   Expense  Non-GAAP
                                            --------------------------

Revenue                                     $59,040           $59,040

Cost of revenue                              16,710      355   16,355
                                            -------- -------- --------

Gross margin                                 42,330     (355)  42,685
     Percentage of revenue                       72%               72%

Research, development, and engineering
 expenses                                     7,917      782    7,135
     Percentage of revenue                       13%               12%

Selling, general, and administrative
 expenses                                    23,779    1,819   21,960
     Percentage of revenue                       40%               37%
                                            -------- -------- --------

Operating income                             10,634   (2,956)  13,590
     Percentage of revenue                       18%               23%

Foreign currency loss                          (145)             (145)

Investment and other income                   1,566             1,566
                                            -------- -------- --------

Income before taxes                          12,055   (2,956)  15,011

Income tax provision                          3,255     (798)   4,053
                                            -------- -------- --------

Net income                                   $8,800  $(2,158) $10,958
     Percentage of revenue                       15%               19%
                                            ======== ======== ========

Net income per diluted common and common
     equivalent share                         $0.18   $(0.05)   $0.23
                                            ======== ======== ========

Diluted weighted-average common and common
     equivalent shares outstanding           48,419            48,419
                                            ========          ========

Cash dividends per common share               $0.08             $0.08
                                            ========          ========



                               COGNEX CORPORATION
                                 Balance Sheets
                                   (Unaudited)
                                  In thousands
                                                      April  December
                                                         2,       31,
                                                       2006      2005
                                                   -------------------
Assets

Cash and investments                               $303,450  $312,258

Accounts receivable                                  42,200    42,051

Inventories                                          22,021    18,819

Property, plant, and equipment                       24,240    24,175

Other assets                                        163,587   167,259
                                                   --------- ---------

Total assets                                       $555,498  $564,562
                                                   ========= =========


Liabilities and Shareholders' Equity

Current liabilities                                 $59,434   $58,041

Shareholders' equity                                496,064   506,521
                                                   --------- ---------

Total liabilities and shareholders' equity         $555,498  $564,562
                                                   ========= =========



                               COGNEX CORPORATION
                         Additional Information Schedule
                                   (Unaudited)
                              Dollars in thousands

                                              Three Months Ended
                                            April 2, Dec. 31, April 3,
                                               2006     2005     2005
                                            --------------------------

Revenue                                     $59,040  $60,818  $43,198
                                            ======== ======== ========

Revenue by division:
  Modular Vision Systems Division                89%      86%      84%
  Surface Inspection Systems Division            11%      14%      16%
                                            -------- -------- --------
  Total                                         100%     100%     100%
                                            ======== ======== ========

Revenue by geography:
  United States                                  33%      37%      37%
  Japan                                          30%      28%      28%
  Europe                                         27%      28%      29%
  Other                                          10%       7%       6%
                                            -------- -------- --------
  Total                                         100%     100%     100%
                                            ======== ======== ========

Revenue by market:
  Discrete factory automation                    56%      56%      56%
  Semiconductor and electronics capital
   equipment                                     33%      30%      28%
  Surface inspection                             11%      14%      16%
                                            -------- -------- --------
  Total                                         100%     100%     100%
                                            ======== ======== ========

Revenue by product:
  Vision sensors                                 48%      45%      39%
  PC-based vision systems                        36%      34%      37%
  Surface inspection vision systems               7%      10%      10%
  Service                                         9%      11%      14%
                                            -------- -------- --------
  Total                                         100%     100%     100%
                                            ======== ======== ========



     CONTACT: Cognex Corporation
              Susan Conway, 508-650-3353
              Email: susan.conway@cognex.com